Exhibit 99

Joint Filer Information

Each of the following joint filers has designated Srinivas Akkaraju as the “Designated Filer” for purposes of the attached Form 4:

1.	Srinivas Akkaraju 628 Middlefield Road Palo Alto, CA 94301
2.	Jiya Holding Company LLC 628 Middlefield Road Palo Alto, CA 94301

Date of Event Requiring Statement: November 23, 2020

Issuer Name and Ticker or Trading Symbol: Jiya Acquisition Corp. [JYAC]

JIYA HOLDING COMPANY LLC

By:	/s/ By: Samsara BioCapital, L.P., its sole member, By: Samsara BioCapital GP, LLC, its General Partner, By: Richard Van Doren, its Chief Financial Officer

SRINIVAS AKKARAJU

By:	/s/ Richard Van Doren, attorney-in-fact

Date: November 24, 2020